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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 ______________


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported):   August 8, 1996.



                             CYBERGUARD CORPORATION
             (Exact name of registrant as specified in its charter)



         FLORIDA                      0-24544                65-0510339
(State or other jurisdiction        (Commission             (IRS Employer
   of incorporation)                File Number)          Identification No.)



2101 WEST CYPRESS CREEK ROAD, FORT LAUDERDALE, FLORIDA          33309
  (Address of principal executive offices)                   (Zip code)



Registrant's telephone number, including area code:  (305) 974-1700





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ITEM 5.

Sale of Concurrent Common Stock

         On August 8, 1996, the Registrant sold 6,000,000 shares of common stock of Concurrent Computer Corporation, a Delaware corporation ("Concurrent") for an aggregate purchase price of $6,000,000, less fees and commissions of sale. On August 21, 1996, the Registrant sold an additional 1,900,000 shares of Concurrent common stock for an aggregate purchase price of $1,900,000, less fees and commissions of sale.

          The shares of Concurrent common stock that were sold were originally received by the Registrant in connection with the sale (the "Real-time Sale") to Concurrent of the assets of the Registrant's real-time computer business. The Real-time Sale is described in more detail in the Registrant's Current Report on Form 8-K filed on April 10, 1996, as amended on July 10, 1996.

         The above-referenced sales of Concurrent common stock reduce the Registrant's holdings of such stock to approximately 31,700 shares (representing less than 1% of the currently outstanding common stock of Concurrent). The Registrant retains the preferred stock of Concurrent that was received in connection with the Real-time Sale. This preferred stock has a liquidation preference of $8.2 million and is convertible into 3,280,000 shares of Concurrent common stock (which would represent approximately 7% of the common stock of Concurrent issued and outstanding immediately following such conversion).





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 22, 1996      CYBERGUARD CORPORATION



                           By:/s/ Patrick O. Wheeler
                              --------------------------------------------------
                              Patrick O. Wheeler
                              Vice President Finance and Chief Financial Officer





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